Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Scott Christian

CFO Xata Corporation

952-707-5600

Xata Reports Fiscal 2011 Yearend and Fourth Quarter Results

Software revenue growth of 7 percent contributes to non-GAAP earnings of $4.2 million, $0.15 per diluted share, for fiscal 2011

MINNEAPOLIS, Nov. 3, 2011—Xata Corporation (NASDAQ:XATA) reported results for its fourth quarter and fiscal year ended September 30, 2011.

Total revenue was $15.3 million for the quarter ended September 30, 2011, compared to $17.1 million for the same period of fiscal 2010. Net loss to common shareholders for the fourth quarter of fiscal 2011 was $1.6 million, compared to net income to common shareholders of $0.1 million for the same period of fiscal 2010. Other comments include:

•

Software revenue increased $0.3 million from $11.4 million to $11.7 million for the quarters ended September 30, 2010 and 2011, respectively. The 3 percent growth in software revenue in the fourth quarter of fiscal 2011 was fueled by 56 percent growth in Xata Turnpike software revenue.

•	Fiscal 2011 fourth quarter software revenue accounted for approximately 77 percent of total revenue, compared to 67 percent for the same period of fiscal 2010.

•	The Company acquired 64 new customers in the fourth quarter of fiscal 2011 with the majority selecting the Xata Turnpike solution.

•

As a result of customers adopting the Xata Turnpike solution, hardware systems and services revenues decreased to $3.6 million in the fourth quarter of fiscal 2011, compared to $5.3 million in the fourth quarter of fiscal 2010. Many new customers are adopting the no upfront cost Xata Turnpike solution, which does not require the customer to purchase hardware.

“Our strategy of continuing to invest in fleet optimization solutions has resulted in increased software revenue,” said Jay Coughlan, chairman and president of Xata. “Given the rapidly changing business and compliance environment, it is essential that we continue to invest in developing solutions that will fulfill our customers’ needs.”

“Our non-GAAP earnings performance is reflective of the Company’s focus on investing in the development of future compliant applications and functionality, with the goal of providing increased return on investment for our customers,” said Scott Christian, chief financial officer of Xata.

Fiscal 2011 fourth quarter overall gross margins were 52 percent, which was consistent with margins for the same period of fiscal 2010. The consistency in the margins was attributable to a positive shift in mix

- more -

Xata Releases Fiscal 2011 Yearend and Fourth Quarter Results – Page 2

to higher margin software revenue. The improvement driven by the shift in mix was offset, in part, by declining hardware systems and services margins.

Selling, general and administrative costs decreased $0.8 million to $6.1 million compared to $6.9 million for the three months ended September 30, 2011 and 2010, respectively.

Research and development costs were $4.0 million and $1.8 million for the fourth quarter of fiscal 2011 and 2010, respectively. The continued evolution of compliance requirements facing the trucking industry warrant additional investment in research and development to meet customers’ future needs.

Net loss to common shareholders for the fourth quarter of fiscal 2011 was $1.6 million, compared to a net income to common shareholders of $0.1 million for the same period of fiscal 2010. As a result, the Company reported a loss of $0.15 per diluted share for the three months ended September 30, 2011, compared to breakeven per share for the same period of the prior year on a fully diluted basis.

For the fourth quarter of fiscal 2011, the Company reported non-GAAP earnings (earnings before interest, non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $0.2 million compared to $1.8 million for the same period of fiscal 2010.

As of September 30, 2011, the Company held $12.4 million in cash and cash equivalents and had working capital of $15.8 million, excluding the current portion of long-term obligations and deferred revenue and applicable deferred costs.

For the fiscal year ended September 30, 2011, software revenue increased by 7 percent. Other comments include:

•	Software revenue increased $2.9 million from $42.9 million to $45.8 million for 2010 and 2011 fiscal years, respectively. Xata Turnpike software revenue grew by 68 percent for fiscal 2011.

•	Fiscal 2011 software revenue accounted for approximately 73 percent of total revenue, compared to 61 percent for fiscal 2010.

•	Cash flow from operations was $4.4 million for fiscal 2011.

- more -

Xata Releases Fiscal 2011 Yearend and Fourth Quarter Results – Page 3

Summary of revenue and gross margins for the twelve months ended September 30, 2011 and 2010 (amounts in thousands):

	For the Year Ended September 30,
	2011	2010	Change
Revenue:
Software	$45,800	$42,862	7%
Hardware systems	14,635	21,641	(32%)
Services	2,596	4,041	(36%)
Other	—	2,107	(100%)

Total revenue	$63,031	$70,651	(11%)

Gross Margins:
Software	75%	75%
Hardware systems	(8%)	3%
Services	(30%)	23%
Total gross margin	51%	49%

Non-GAAP vs. GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures. These non-GAAP financial measures include non-GAAP earnings, which is earnings before interest (net), acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and non-GAAP earnings per diluted share. The Company’s reference to these non-GAAP financial measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the most directly comparable GAAP financial measure of all non-GAAP financial measures included in this press release can be found in a table included below.

- more -

Xata Releases Fiscal 2011 Yearend and Fourth Quarter Results – Page 4

About Xata

Xata Corporation (NASDAQ: XATA) provides intuitive, automated fleet management software solutions to the trucking industry. By delivering real-time critical information on vehicle and driver performance, Xata makes it easy for fleet managers, dispatchers and drivers to collect, sort, view and analyze data to help reduce costs, increase safety and compliance, and improve customer satisfaction.

Our award-winning solutions include 1) XataNet, a full featured, enterprise-wide solution that helps private and for-hire fleets drive continuous improvement, and 2) Xata Turnpike, a technologically advanced, low-cost, easy-to-install solution that runs on drivers’ existing cell phones, smartphones and tablet computers. Both solutions help fleet managers and drivers meet established electronic onboard recorder (EOBR) regulations. We also offer a portfolio of professional services, including implementation, training and consulting to help our customer deliver bottom-line results. Today Xata solutions increase the productivity of approximately 117,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.

Cautionary note regarding forward-looking statements.

This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, the ability of our solutions to be compliant with future regulations, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

- more -

Xata Releases Fiscal 2011 Yearend and Fourth Quarter Results – Page 5

Xata Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2011	2010	2011	2010
Revenue
Software	$11,698	$11,354	$45,800	$42,862
Hardware systems	3,128	4,499	14,635	21,641
Services	462	828	2,596	4,041
Other	—	388	—	2,107

Total revenue	15,288	17,069	63,031	70,651

Cost of goods sold	7,293	8,195	30,713	35,864
Selling, general and administrative	6,074	6,939	24,691	26,641
Research and development	3,951	1,796	11,119	6,488
Acquisition related costs	—	—	—	837

Total costs and expenses	17,318	16,930	66,523	69,830

Operating (loss) income	(2,030)	139	(3,492)	821
Net interest and other income (expense)	58	26	(214)	(365)
Interest expense on financing activities	—	—	—	(1,358)
Acquisition related interest and mark to market	—	(2)	—	(359)

(Loss) income before income taxes	(1,972)	163	(3,706)	(1,261)
Income tax (benefit) expense	(422)	50	(908)	50

Net (loss) income	(1,550)	113	(2,798)	(1,311)

Preferred stock dividendsand deemed dividends	(55)	(53)	(176)	(1,899)

Net (loss) income to common shareholders	$(1,605)	$60	$(2,974)	$(3,210)

Net (loss) income per common share:
Basic	$(0.15)	$0.01	$(0.28)	$(0.34)
Diluted	$(0.15)	$0.00	$(0.28)	$(0.34)

Weighted average common andcommon share equivalents:
Basic	10,672	9,733	10,488	9,313
Diluted	10,672	26,226	10,488	9,313

- more -

Xata Releases Fiscal 2011 Yearend and Fourth Quarter Results – Page 6

Xata Corporation

Consolidated Balance Sheets

(Amounts in thousands)

	September 30, 2011	September 30, 2010
	(Unaudited)
Current assets
Cash and cash equivalents	$12,407	$13,374
Accounts receivable, net	8,556	11,392
Inventories	3,374	3,047
Deferred product costs	1,148	2,042
Prepaid expenses and other current assets	1,006	1,260

Total current assets	26,491	31,115

Equipment and leasehold improvements, net	9,155	5,798
Intangible assets, net	12,158	14,901
Goodwill	16,474	16,635
Deferred product costs, non-current	857	1,757
Other assets	690	420

Total assets	$65,825	$70,626

Current liabilities
Current portion of long-term obligations	$1,746	$839
Accounts payable	5,003	5,138
Accrued expenses	4,533	4,872
Deferred revenue	3,442	5,070

Total current liabilities	14,724	15,919

Long-term obligations, net of current portion	1,386	485
Deferred revenue, net of current portion	1,874	3,591
Deferred tax liabilities	596	1,492
Other long-term liabilities	559	638

Total liabilities	19,139	22,125

Shareholders’ equity
Preferred stock	44,149	43,980
Common stock	47,356	41,637
Contingent common stock earn-out	1,912	6,452
Accumulated deficit	(47,103)	(44,129)
Accumulated other comprehensive income	372	561

Total shareholders’ equity	46,686	48,501

Total liabilities and shareholders’ equity	$65,825	$70,626

- more -

Xata Releases Fiscal 2011 Yearend and Fourth Quarter Results – Page 7

Xata Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2011	2010	2011	2010
Net (loss) income to common shareholders	$(1,605)	$60	$(2,974)	$(3,210)

Adjustments:
Depreciation and amortization expense	1,802	1,410	6,477	5,117
Stock based compensation	277	185	1,137	1,211
Net interest expense	91	22	263	369
Preferred stock dividends and deemed dividends	55	53	176	1,899
Income taxes	(422)	50	(908)	50
Interest expense on financing activities	—	—	—	1,358
Acquisition related interest, mark to market, and costs	—	2	—	1,195

Total adjustments	1,803	1,722	7,145	11,199

Non-GAAP earnings	$198	$1,782	$4,171	$7,989

Non-GAAP earnings per diluted share	$0.01	$0.07	$0.15	$0.36

Shares used in calculating non-GAAP earnings per diluted share	27,126	26,226	26,941	22,172